EXHIBIT 99.1

                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Ronald E. Hale, Jr.
                                         Consolidated Graphics, Inc.
                                         Vice President & Treasurer
                                         (713) 787-0977

                                         Betsy Brod/Jonathan Schaffer
                                         Media:Merredith Ingram/Jennifer Kirksey
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600

FOR IMMEDIATE RELEASE


              CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS

     Houston, Texas - October 27, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) today announced results for the second quarter and six months ended September 30, 1999.

Second Quarter:

      Sales increased 48% to $152.9 million;

      Operating income grew 46% to $21.0 million;

      Net income increased 43% to $10.8 million;

      Earnings per diluted share increased 26% to $.68 per share.

Six Months:

      Sales increased 59% to $298.7 million;

      Operating income grew 56% to $41.4 million;

      Net income increased 53% to $21.5 million;

      Earnings per diluted share increased 33% to $1.37 per share.


     Joe R. Davis, Chairman and Chief Executive Officer, commented, "As previously announced, our continued growth and industry-leading profitability were partially offset for the quarter by: the impact of Hurricane Floyd, the timing of the completion of acquisitions, management issues at three of our facilities, and our decision to increase long-term profitability and enhance capacity by exiting a low-margin piece of book printing business. These issues are largely behind us, and we look forward to continuing with our historically strong operating performance, using our solid financial condition to execute our successful operating strategies."

                                     -MORE-

Consolidated Graphics Reports Second Quarter Results                   Page -2-


     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $700 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


                                 (Table Follows)

                           CONSOLIDATED GRAPHICS, INC.
                          Consolidated Income Statement
                    (In thousands, except per share amounts)


                                      Three Months Ended       Six Months Ended
                                         September 30,           September 30,
                                       1999        1998         1999       1998

Sales ............................    $152,886    $103,270    $298,715    $188,370
Cost of Sales ....................     105,294      70,869     205,446     128,883
  GROSS PROFIT ...................      47,592      32,401      93,269      59,487
Selling Expense ..................      14,820      10,172      28,911      18,463
General and Administrative Expense      11,817       7,923      22,917      14,542
  OPERATING INCOME ...............      20,955      14,306      41,441      26,482
Interest Expense, net ............       3,017       2,002       5,682       3,473
  Pretax Income ..................      17,938      12,304      35,759      23,009
Income Taxes .....................       7,175       4,800      14,303       8,975
  NET INCOME .....................    $ 10,763    $  7,504    $ 21,456    $ 14,034

Earnings Per Share - Basic .......    $    .69    $    .56    $   1.40    $   1.06

Earnings Per Share - Diluted .....    $    .68    $    .54    $   1.37    $   1.03


Weighted Average Shares
    Outstanding - Basic ..........      15,663      13,397      15,364      13,227

Weighted Average Shares
    Outstanding - Diluted ........      15,937      13,803      15,644      13,637


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